Exhibit 99.1

Covidien Announces Agreement to Sell Specialty Chemicals

DUBLIN – May 26, 2010 – Covidien (NYSE: COV), a leading global provider of healthcare products, today announced a definitive agreement to sell its Specialty Chemicals business to an affiliate of New Mountain Capital, L.L.C. for a cash purchase price of $280 million.

Covidien’s Specialty Chemicals business, headquartered in Phillipsburg, New Jersey, manufactures and markets high-purity chemicals and related products and services under two well-known and respected brand names, J.T.Baker® and Mallinckrodt® Laboratory Chemicals. These products are widely used in research and quality control laboratories, microelectronics, environmental testing laboratories and universities, and for manufacturing in the pharmaceutical, biotechnology and other industrial markets.

The decision to divest Specialty Chemicals was made following a thorough evaluation of a number of strategic alternatives. The decision is consistent with Covidien’s strategy to streamline its portfolio and reallocate resources to its faster-growing, higher-margin businesses, where the Company has or can develop a global competitive advantage.

Fiscal 2009 sales of the Specialty Chemicals product line were $414 million. For the first six months of fiscal 2010, sales of this product line were $216 million. Covidien will now report the Specialty Chemicals product line as a discontinued operation. The reclassification to discontinued operations will reduce the Company’s previously reported fiscal 2009 diluted earnings per share from continuing operations by approximately 7 to 8 cents.

Completion of the transaction is subject to customary closing conditions, with closing expected by the end of fiscal 2010. The transaction is expected to dilute reported earnings per share by approximately 9 to 11 cents in each of fiscal 2010 and fiscal 2011.

Revised financial information, reflecting the reporting of Specialty Chemicals as a discontinued operation, will be available on our website at http://investor.covidien.com on June 11.

About Covidien

Covidien is a leading global healthcare products company that creates innovative medical solutions for better patient outcomes and delivers value through clinical leadership and excellence. Covidien manufactures, distributes and services a diverse range of industry-leading product lines in three segments: Medical Devices,

Pharmaceuticals and Medical Supplies. With 2009 revenue of $10.7 billion, Covidien has 42,000 employees worldwide in more than 60 countries, and its products are sold in over 140 countries. Please visit www.covidien.com to learn more about our business.

About New Mountain Capital

New Mountain Capital is a New York-based private equity firm investing for long-term capital appreciation through direct investment in growth equity transactions, leveraged acquisitions, and management buyouts. The Firm currently manages private and public equity funds with approximately $8.5 billion in aggregate capital commitments. New Mountain seeks out the highest-quality growth leaders in carefully selected industry sectors and then works intensively with management to build the value of these companies. For more information on New Mountain Capital, please visit www.newmountaincapital.com.

Covidien Contacts

Eric Kraus	Coleman Lannum, CFA
Senior Vice President	Vice President
Communications	Investor Relations
508-261-8305	508-452-4343
eric.kraus@covidien.com	cole.lannum@covidien.com

Bruce Farmer	Brian Nameth
Vice President	Director
Public Relations	Investor Relations
508-452-4372	508-452-4363
bruce.farmer@covidien.com	brian.nameth@covidien.com

FORWARD-LOOKING STATEMENTS

Any statements contained in this communication that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on our management’s current beliefs and expectations, but are subject to a number of risks, uncertainties and changes in circumstances, which may cause actual results or Company actions to differ materially from what is expressed or implied by these statements. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, the possibility that the transaction will not close or that the closing may be delayed, our ability to effectively introduce and market new products or keep pace with advances in technology, the reimbursement practices of a small number of large public and private insurers, cost-containment efforts of customers, purchasing groups, third-party payors and governmental organizations, intellectual property rights disputes, complex and costly regulation, including healthcare fraud and abuse regulations, manufacturing or supply chain problems or disruptions, rising commodity costs, recalls or safety alerts and negative publicity relating to Covidien or its products, product liability losses and other litigation liability, including legacy Tyco-related litigation, divestitures of some of our businesses or product lines, our ability to execute strategic acquisitions of, investments in or alliances with other companies and businesses, competition, risks associated with doing business outside of the United States, foreign currency exchange rates or potential environmental liabilities. These and other factors are identified and described in more detail in our filings with the SEC. We disclaim any obligation to update these forward-looking statements other than as required by law.